Exhibit 10.2

American Healthways, Inc. (the “Company”)

Summary of 2006 Incentive Bonus Plan

On August 24, 2005, upon recommendation of the Compensation Committee, the Company’s Board of Directors approved the bonus criteria for fiscal year 2006 under the Company’s 2006 Incentive Bonus Plan (the “2006 Plan”). Under the 2006 Plan, all of the Company’s employees, including its Named Executive Officers, are eligible for performance-based awards if the Company attains its targeted performance goals. All performance-based awards will be payable in cash. For fiscal year 2006, awards made under the 2006 Plan will be predicated on achieving targeted earnings per share as well as meeting certain individual qualitative goals and objectives, as determined by the Compensation Committee of the Board of Directors. Under the 2006 Plan, in the event minimum earnings per share targets are met, the Chief Executive Officer may receive an award up to 60% of his base salary, and the other Named Executive Officers may receive awards up to 45% of their base salary. However, in the event the Company’s performance materially exceeds its targeted earnings per share and the Named Executive Officer meets his or her individual goals and objectives, awards to Named Executive Officers could exceed the percentages set forth in the preceding sentence.